For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Announces Promotion of William M. Crawford
to Chief Financial Officer

DENVER – May 11, 2018 – HighPoint Resources Corporation (“HighPoint” or the “Company”) (NYSE: HPR) today announced the promotion of William M. Crawford to the position of Chief Financial Officer effective immediately, where he will continue to oversee all financial responsibilities of the Company. Mr. Crawford has served in various positions of increasing responsibility since joining the Company in 2004 and most recently served as Senior Vice President – Treasury and Finance and has served as principal financial officer since April 2016.

Chief Executive Officer and President Scot Woodall stated, “I would like to congratulate Bill on this well-deserved promotion as it reflects his many contributions to our organization. He has been an integral member of our management team and his commitment to the Company has been instrumental in our success. I look forward to continuing to work closely with Bill in the future.”

About William M. Crawford

Mr. Crawford has served as Senior Vice President - Treasury and Finance since February 2016, as Vice President - Finance and Marketing from February 2009 until February 2016, and previously served as Director - Finance, Director of Investor Relations and in other finance related functions since joining the Company in 2004. From 1994 through 2003, Mr. Crawford held various domestic and international positions in accounting and finance with several subsidiaries of Schlumberger Limited, an international oilfield services company. Mr. Crawford holds a Bachelor of Science in Accounting from Colorado State University.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.

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